                                                                      Exhibit 99

NEWS RELEASE                                              Layne Logo



                                    CONTACTS:      LAYNE CHRISTENSEN COMPANY
                                                   JERRY W. FANSKA
                                                   VICE PRESIDENT FINANCE
                                                   913-677-6858
                                                   WWW.LAYNECHRISTENSEN.COM

 THURSDAY, AUGUST 28, 2003


          LAYNE CHRISTENSEN REPORTS FISCAL 2004 SECOND QUARTER RESULTS


- Net income from continuing operations was $0.14 per share versus $0.08 per share last year, excluding severance and debt extinguishment costs of $0.18 per share this year and $0.06 per share last year.

-    Mineral exploration division revenues increased 12% in the quarter.

- Coalbed methane exploration and production efforts on track and provide first gas revenues in the quarter.

- Company closes on unsecured term loan and revolving credit facilities totaling $90 million in borrowing capacity, subject to certain restrictions.

   ----------------------------------------------------- ------------------------ --------- -------------------------- ----------
   FINANCIAL DATA                                             THREE MONTHS                         SIX MONTHS
                                                         ------------- ----------    %      --------------------------     %
   (in 000's, except per share data)                          7/31/03    7/31/02   CHANGE        7/31/03      7/31/02   CHANGE
   ----------------------------------------------------- ------------- ---------- --------- ------------- ------------ ----------
   Net Revenues
     --Water Resources                                       $44,607     $44,301       0.7       $83,376     $85,299      (2.3)
     --Mineral Exploration                                    16,836      15,029      12.0        30,892      27,933      10.6
     --Geoconstruction Services                                8,221       7,508       9.5        14,352      15,923      (9.9)
     --Energy Services and Production                          3,878       3,232      20.0        11,269       8,734      29.0
   Gross Profit                                               21,314      20,690       3.0        39,518      39,550      (0.1)
   Net Income from Continuing Operations(a)                     (450)        283       *             169         723     (76.6)
   Dilutive EPS(a)                                              (.04)        .02       *             .01         .06       *
   ----------------------------------------------------- ------------- ---------- --------- ------------- ------------ ----------

     *  not meaningful

     (a) before discontinued operations and cumulative effect of accounting change recorded in the prior year


"Revenue for this quarter up 4.8% over last year was stronger than we anticipated as were earnings of $0.14, excluding severance and bank refinancing charges. Our water resources division, which has been operating in a tough municipal environment, was chiefly responsible for the upside surprise. The division had increased year-over-year revenue and income from continuing operations as a percentage of revenue of 12.9%. Mineral exploration experienced double-digit revenue growth and produced very strong incremental income from continuing operations. Geoconstruction, as forecasted, recovered nicely from their slow first quarter start, while our energy division achieved a notable milestone as the first coalbed methane gas sales were recorded this quarter."--

ANDREW B. SCHMITT, PRESIDENT AND CHIEF EXECUTIVE OFFICER.



                                     -more-

MISSION WOODS, KANSAS, AUGUST 28, 2003 - LAYNE CHRISTENSEN COMPANY (NASDAQ:
LAYN), today announced a net loss from continuing operations for the second quarter ended July 31, 2003 of $450,000, or $0.04 per share, compared to a net income from continuing operations of $283,000 or $0.02 per share, in the same period last year. Revenues for the three months ended July 31, 2003 increased $3,381,000, or 4.8%, to $73,542,000 compared to $70,161,000 the same period last year. The results are impacted by charges for debt extinguishment costs and severance and benefit charges of $2,188,000 and $696,000, net of taxes, for the quarters ended July 31, 2003 and 2002, respectively. Excluding these costs, net income from continuing operations for the quarter was $1,738,000, or $0.14 per share, compared to $979,000, or $0.08 per share, for the same period last year.

"Revenue for this quarter up 4.8% over last year was stronger than we anticipated as were earnings of $0.14, excluding severance and bank refinancing charges," said Andrew B. Schmitt, President and Chief Executive Officer. "Our water resources division, which has been operating in a tough municipal environment, was chiefly responsible for the upside surprise. The division had increased year-over-year revenue and income from continuing operations as a percentage of revenue of 12.9%. Mineral exploration experienced double-digit revenue growth and produced very strong incremental income from continuing operations. Geoconstruction, as forecasted, recovered nicely from their slow first quarter start, while our energy division achieved a notable milestone as the first coalbed methane gas sales were recorded this quarter."

Gross profit as a percentage of revenues was 29.0% for the three months ended July 31, 2003 compared to 29.5% for the three months ended July 31, 2002. The decrease in gross profit percentage for the period was primarily attributable to reduced margins at the Company's domestic water locations due to competitive pricing pressures associated with reduced municipal spending.

Selling, general and administrative expenses increased to $15,829,000 for the three months ended July 31, 2003 compared to $13,973,000 for the three months ended July 31, 2002. The increase was primarily a result of severance-related benefits of $1,244,000 accrued during the second quarter, increased insurance costs and start-up expenses related to the Company's groundwater transfer project in Texas, partially offset by cost cutting measures implemented late in fiscal year 2003.

On July 31, 2003, the Company completed two unsecured loan facilities, providing for the issuance of up to $60,000,000 of unsecured senior notes and a $30,000,000 unsecured revolving line-of-credit. Initial borrowings of $40,000,000 were used to refinance all of the Company's existing indebtedness and for general corporate purposes. The existing indebtedness that was retired had been incurred under credit facilities established in July 2002 to refinance then existing debt. In connection with these transactions, the Company recorded pre-tax debt extinguishment costs of $2,320,000 for the three months ended July 31, 2003 and $1,135,000 for the three months ended July 31, 2002. The costs represent prepayment penalties and the write-off of associated deferred fees.

WATER RESOURCES DIVISION
(in thousands)                                     Three months ended
                                                          July 31
                                              ----------------------------
                                                2003               2002
                                              --------           ---------
Revenues                                       $44,607            $44,301
Income from continuing operations                5,733              7,281

Water resources revenues were $44,607,000 for the three months ended July 31, 2003 compared to $44,301,000 for the three months ended July 31, 2002. Excluding the impact of a large multi-divisional project in the prior year, the division's revenues for the three months ended July 31, 2003 increased approximately 6% from the prior year as a result of increased market share in certain areas served by the Company.

Income from continuing operations for the water resources division decreased 21.3% to $5,733,000 for the three months ended July 31, 2003 compared to $7,281,000 for the three months ended July 31, 2002. The decrease in income from continuing operations for the period was primarily attributable to the non-replacement of the multi-divisional project discussed above, reduced margins caused by pricing pressures associated with reduced municipal spending and start-up expenses associated with a groundwater transfer project in Texas.

MINERAL EXPLORATION DIVISION
(in thousands)                                           Three months ended
                                                              July 31
                                                    ----------------------------
                                                      2003               2002
                                                    --------           ---------
Revenues                                              $16,836            $15,029
Income from continuing operations                       1,235                294

Mineral exploration revenues increased 12.0% to $16,836,000 for the three months ended July 31, 2003 compared to revenues of $15,029,000 for the three months ended July 31, 2002. The increase for the period was primarily the result of increased exploration activity in North America and West Africa, partially offset by downsizing the Company's operations in Zambia. The increased revenue is primarily a result of higher gold prices, which have increased the level of exploration activity conducted by mining companies.

Income from continuing operations for the mineral exploration division was $1,235,000 for the three months ended July 31, 2003 compared to income from continuing operations of $294,000 for the three months ended July 31, 2002. The improved profitability in the division for the three months ended July 31, 2003 was primarily due to the increased activity levels noted above and costs savings as a result of downsizing operations in Zambia, partially offset by severance-related accruals.

GEOCONSTRUCTION SERVICES DIVISION
(in thousands)                                        Three months ended
                                                             July 31
                                                  ----------------------------
                                                    2003               2002
                                                  --------           ---------
Revenues                                           $ 8,221             $7,508
Income from continuing operations                    1,116                572

Geoconstruction services revenues increased 9.5% to $8,221,000 for the three months ended July 31, 2003 compared to $7,508,000 for the three months ended July 31, 2002. The increase in revenues for the three months ended July 31, 2003 was primarily attributable to certain large domestic projects in the quarter and increased product sales by the Company's manufacturing unit in Italy.

The geoconstruction services division had income from continuing operations of $1,116,000 for the three months ended July 31, 2003 compared to income from continuing operations of $572,000 for the three months ended July 31, 2002. The improved profitability in the division was primarily attributable to the incremental gross profit associated with the increased volume noted above and reduced depreciation expense.

ENERGY SERVICES AND PRODUCTION DIVISION
(in thousands)                                      Three months ended
                                                           July 31
                                                 -----------------------------
                                                    2003               2002
                                                 ---------           ---------
Revenues                                           $ 3,878            $ 3,232
Loss from continuing operations                       (455)              (967)

Energy services revenues increased 20.0% to $3,878,000 for the three months ended July 31, 2003 compared to revenues of $3,232,000 for the three months ended July 31, 2002. The increase for the three months ended July 31, 2003 was primarily the result of a large shallow gas project in the northwest region of the United States partially offset by continued weakness in the oil and gas service market in the Gulf of Mexico region of the United States. In the quarter, the energy division recorded gas sales of $10,000 at an average delivered price of $5.04 per mcf, the first such sales since the Company entered the coalbed methane market.

Losses from continuing operations for the energy services and production division were $455,000 for the three months ended July 31, 2003 compared to $967,000 for the three months ended July 31, 2002. The reduced loss for the three months ended July 31, 2003 was the result of increased volume related to the shallow gas project noted above and reduced expenses associated with the Company's energy exploration activities.

Outlook
-------

Andrew B. Schmitt, President and Chief Executive Officer, stated, "We have a number of positive factors in place as we enter the third quarter. First, the Company's new credit facilities create the cornerstone for us to begin growing the Company for the first time in many years. Second, the mineral exploration recovery, which is being driven by gold, is beginning to feel very solid. Lastly, we are beginning to produce and sell coalbed methane gas in our energy division. The market environment for water resources, as a result of weak municipal spending, is going to remain tough but the economy appears to be slowly turning around and the demand for water, given the supply constraints, cannot decrease for any sustainable period of time. The construction market is choppy and plagued with delays but our geoconstruction business has consistently been able to out perform in this weak sector. Overall, I feel better about our position and opportunities than I have for a long time."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various metals and unanticipated slowdowns in the Company's major markets. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those currently estimated. These statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statement or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

                   LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except share and per share data)

                                               Three Months              Six Months
                                              Ended July 31,            Ended July 31,
                                              (unaudited)                (unaudited)
                                         ----------------------    ----------------------
                                            2003         2002         2003        2002
                                         ---------    ---------    ---------    ---------
Revenues                                 $  73,542    $  70,161    $ 139,889    $ 138,345
Cost of revenues (exclusive
   of depreciation shown below)             52,228       49,471      100,371       98,795
                                         ---------    ---------    ---------    ---------
Gross profit                                21,314       20,690       39,518       39,550
Selling, general and
   administrative expenses                  15,829       13,973       29,086       27,626
Depreciation and amortization                3,308        3,655        6,694        7,481
Other income (expense):
   Equity in earnings of affiliates            608          202          700          474
   Interest                                   (672)        (668)      (1,231)      (1,269)
   Debt extinguishment costs                (2,320)      (1,135)      (2,320)      (1,135)
   Other, net                                  261          400          540          349
                                         ---------    ---------    ---------    ---------
Income before income taxes                      54        1,861        1,427        2,862
Income tax expense                             611        1,429        1,421        1,957
Minority interest, net of income taxes         107         (149)         163         (182)
                                         ---------    ---------    ---------    ---------
Net income (loss) from continuing
   operations before discontinued
   operations and cumulative
   effect of accounting change                (450)         283          169          723
Loss from discontinued operations,
   net of income taxes of $174
   and $293                                   --           (279)        --           (468)
                                         ---------    ---------    ---------    ---------
Net income (loss) before cumulative
   effect of accounting change                (450)           4          169          255
Cumulative effect of accounting
   change, net of income taxes
   of $5,796                                  --           --           --        (14,429)
                                         ---------    ---------    ---------    ---------
Net income (loss)                        $    (450)   $       4    $     169    $ (14,174)
                                         =========    =========    =========    =========

Diluted income (loss) per share:
   Net income (loss) from continuing
     operations                          $    (.04)   $     .02    $     .01    $     .06
   Loss from discontinued operations,
     net of tax                               --           (.02)        --           (.04)
                                         ---------    ---------    ---------    ---------
   Income (loss) before cumulative
     effect of accounting change              (.04)        --            .01          .02
   Cumulative effect of accounting
     change                                   --           --           --          (1.18)
                                         ---------    ---------    ---------    ---------
Net income (loss) per share              $    (.04)   $    --      $     .01    $   (1.16)
                                         =========    =========    =========    =========


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